[LOGO]	Contacts: Donald R. Breivogel, V.P. and Treasurer (812) 468-5345 Robert A. Cole, S.V.P. and CFO (812) 468-5601

AMERICAN GENERAL FINANCE CORPORATION
REPORTS CONTINUED SUCCESS FOR
THE THIRD QUARTER OF 2000

Highlights for the quarter:
-          Continued growth
-          Controlled expenses
-          Strong credit quality

EVANSVILLE, IN, OCTOBER 26, 2000 - American General Finance Corporation reports third quarter 2000 net income of $67 million, representing a 13% increase over the same quarter of 1999. The solid earnings reflect management's continuous efforts to grow the receivables portfolio while maintaining credit quality and controlling operating expenses.

At September 30, 2000, finance receivables totaled $11.3 billion, a 13% increase from September 30, 1999. The portfolio was comprised of 62% real estate, 26% non-real estate and 12% retail sales finance. Loans originated and renewed through the 1,300 branches and related channels were $1.6 billion during the quarter, up 6% from last year. The amount of loans purchased during the quarter was a modest $48 million reflecting the opportunistic nature of acquisitions.

Credit quality remains well within anticipated ranges. At September 30, 2000, the 60-day plus delinquency ratio was 3.37% compared to 3.71% at September 30, 1999 and 3.04% at June 30, 2000. The total portfolio charge-off ratio for the first nine months of 2000 was 1.74%, a 30 basis points improvement when compared to the same period of 1999. The allowance for finance receivable losses at period end remained strong at 3.29% of net finance receivables and 1.90 times the third quarter 2000 annualized net charge-offs.

American General Finance Corporation remains successful in improving its operating efficiency, which has helped reduce the impact of rising borrowing costs. Year to date operating expenses of $398 million represent a modest 4% increase over 1999. As a percentage of average net receivables the expenses were 4.80%, a 46 basis points improvement over the same period in 1999.

Management is pleased with American General Finance's results for the first nine months of 2000. The company expects to maintain this strong performance through the final quarter of the year.

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American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $13 billion and operates 1,300 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report relative to trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate, "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. We have made these forward-looking statements based upon our current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those we anticipated. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) customer responsiveness to both products and distribution channels; (3) competitive, regulatory, or tax changes that affect the cost of, or demand for, our products; (4) our ability to secure necessary regulatory approvals; (5) adverse litigation results or resolution of litigation; and (6) the formation of strategic alliances or business combinations among our competitors or business partners. Readers are also directed to other risks and uncertainties discussed in documents we filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

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American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)
Unaudited	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30
	2000	1999	2000	1999
Total Revenues	$485	$432	$1,418	$1,272

Interest Expense	175	141	503	413
Operating Expenses	133	124	398	382
Provision for Finance Receivable Losses	49	50	144	148
Insurance Losses and Loss Adjustments	23	24	70	63

Total Expenses	380	339	1,115	1,006

Income Before Provision for Income Tax	105	93	303	266
Provision for Income Tax	38	33	110	96

Net Income	$ 67	$ 60	$ 193	$ 170

Yield on Finance Receivables	14.18%	14.40%	14.17%	14.54%
Charge-off Ratio	1.73%	2.02%	1.74%	2.04%
Risk Adjusted Yield	12.45%	12.38%	12.43%	12.50%

Operating Expenses as a Percentage of Average Net Receivables	4.68%	5.07%	4.80%	5.26%

Return on Assets	2.05%	2.08%	2.00%	2.00%
Return on Equity	15.06%	15.00%	14.77%	13.97%

Charge-off Ratios
Real Estate Loans	0.57%	0.70%	0.63%	0.58%
Non-Real Estate Loans	4.33%	5.08%	4.51%	5.25%
Retail Sales Finance	2.08%	2.52%	2.03%	2.68%
Total Finance Receivables	1.73%	2.02%	1.74%	2.04%

AT:		9/30/00	9/30/99

Total Assets		$13,129	$11,585

Net Finance Receivables
Real Estate Loans		7,016	6,288
Non-Real Estate Loans		2,914	2,465
Retail Sales Finance		1,389	1,222
Total Finance Receivables		$11,319	$ 9,975

Allowance for Finance Receivable Losses
Balance at End of Period		$373	$377
As a Percentage of Net Finance Receivables		3.29%	3.78%

60-Day+ Delinquency Ratios
Real Estate Loans		3.34%	3.33%
Non-Real Estate Loans		4.23%	5.45%
Retail Sales Finance		1.74%	1.97%
Total Finance Receivables		3.37%	3.71%